EQUIPMENT PURCHASE AGREEMENT


     This Equipment Purchase Agreement is made and entered into this 1st day of April, 2003 between Kaibab Industries, Inc., an Arizona corporation ("Kaibab Industries" or "Seller") of 4602 East Thomas Road, Phoenix, AZ 85018 and Unico, Incorporated, an Arizona corporation ("Unico" or "Buyer") of
P. O. Box 777, Magalia, CA  95954.

     WHEREAS, Kaibab Industries is the owner of the equipment and personal property listed on Exhibit A attached hereto ("the Equipment") and desires to sell the Equipment, and

     WHEREAS, Unico has agreed to purchase said Equipment pursuant to that Mining Lease and Option to Purchase between the parties dated July 20, 2001,

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Purchase and Sale; Purchase Price: Kaibab Industries does hereby sell and Unico does hereby purchase the Equipment described on Exhibit A attached hereto for the price of $165,000, payable as follows:

     In 24 monthly installments of principal only in the amount of $2,000 each, commencing April 1, 2003 and continuing on the first day of each and every month thereafter for 24 months. The entire unpaid principal balance ($117,000) shall be all due and payable on April 1, 2005.

The purchase price shall be evidenced by a Promissory Note in the amount of $165,000, which Note shall be secured by a Security Agreement covering the Equipment (referred to in the Security Agreement as the "Collateral") and Buyer agrees to execute a UCC -1 financing statement to perfect Seller's security interest in the Collateral.

     2. Acceleration Upon Exercise of Option: Any unpaid balance of the purchase price shall be all due and payable upon exercise of the option set forth in that Revised Mining Lease and Option to Purchase between the parties dated April 1, 2003.

     3. Default; Interest: Should Buyer fail to make any installment payment when due hereunder, Seller may declare Buyer to be in default by giving written notice of default to Buyer. Buyer shall have 30 days from the date of said notice to cure such default. If Buyer's default is not cured within said 30 days, Seller may, at its election, accelerate payment of the balance due hereunder and/or charge default interest on the entire unpaid principal balance at the rate of ten percent (10%) per annum from the date said payment was due until payment is brought current.

     4. Entire Agreement; Governing Law: This Equipment Purchase Agreement sets forth the entire agreement between the parties hereto with respect to the Equipment and any amendments thereto shall be in writing. This Equipment Purchase Agreement shall be governed under the laws of the State of Utah.

SELLER:                                   BUYER:

Kaibab Industries, Inc.                   Unico, Incorporated

By: /s/ Gordon Whiting                    By: /s/ Ray C. Brown

Its: President                            Its: CEO